-[PG NUMBER]-



                          MEMBERSHIP PURCHASE AGREEMENT


     MEMBERSHIP PURCHASE AGREEMENT, dated as of October 6, 2000 (the "Agreement") by and among Central Telcom Services, LC, f/k/a Central Marketing Group, LLC, a Utah limited liability company ("Central Telcom"), each of the persons listed on Schedule A hereto (individually a "Seller" and collectively "Sellers"), Brighton Communications Corporation, a Delaware corporation (the "Company") and Lynch Telephone Corporation X, a Delaware corporation and a wholly owned subsidiary of the Company (the "Purchaser").

     WHEREAS, each of the Sellers desires to sell such Seller's membership interests in Central Telcom to Purchaser; and

WHEREAS, Purchaser desires to purchase all of the membership interests of Central Telcom from Sellers upon the terms and conditions set forth herein.

                         ARTICLE I--THE MEMBERSHIP SALES

     1.1 Sale and Purchase Each Seller hereby agrees, on the terms and conditions herein, to sell to Purchaser the percentage membership interest of Central Telcom ("Membership Interests") set forth opposite such Seller's name on Schedule A hereto. The Purchaser hereby agrees, on the terms and conditions herein, to purchase from each Seller the membership interest of Central Telcom set forth opposite such Seller's name on Schedule A hereto. The sales and purchases contemplated herein are hereinafter referred to as the "Membership Sales."

     1.2 Purchase Price The total purchase price shall be of the membership interests shall be $4,800,000 (the "Purchase Price") to be allocated among the Sellers in accordance with Schedule A, payable at the Closing referred to in
Section 1.5 hereof.

     1.3 Form of Purchase Price The purchase price shall be payable 50% in cash and 50% in promissory notes issued by the Purchaser (the "Notes") in the form of
Schedule 1.3(a) hereto). Notes shall be valued at the principal amount thereof. The Notes shall be secured pursuant to a Pledge and Escrow Agreement in the form of Schedule 1.3(b) hereto.

     1.4 Payment of the Purchase Price The Purchase Price shall be paid by Purchaser to each Seller at the Closing Time by cashier or certified check or wire transfer as requested by each Seller as to the cash portion and delivery of the Notes of Purchaser payable to each Seller as to the portion of the Purchase Price paid by the Notes. To the extent any payment of the Purchase Price is to be made by wire transfer, such bank wire transfer(s) shall be made to an account or accounts that each Seller receiving the cash portion of the Purchase Price shall designate in writing to Purchaser at least two business days prior to the Closing Time.

     1.5 Closing The closing of the Membership Sales (the "Closing") shall take place at 10:00 a.m. at the offices of Central Telcom in Fairview, Utah, within ten days after all of the conditions precedent set forth in Article VI have been satisfied or waived, or at such other time, date and place (not later than March 31, 2001) as Purchaser and Sellers shall by written instrument designate. Such time and date are herein referred to as the "Closing Time."

     1.6 Transactions at the Closing Time

     (a) At the Closing, each of the Sellers shall deliver to Purchaser the following:

          (i) Membership certificates, in form suitable for transfer, registered in the name of such Seller, evidencing the Membership Interests to be purchased hereunder, with executed blank transfer powers attached;

          (ii) subordination agreement(s) in such form(s) as may be requested by the financial institution(s) lending funds for the acquisition by Purchaser of the Membership Interests of Central Telcom, executed by each Seller subordinating the Sellers' interests under the Notes to the interests of lenders to Purchase and to subsidiaries of Purchaser guaranteed by Purchaser in an amount not to exceed the cash portion of the Purchase Price plus the amount of any additional loans used by Purchaser or subsidiaries of Purchaser for capital expenditures, acquisitions or other investments in Central Telcom plus any amounts permitted under Section 1.6 of the Stock Purchase Agreement, dated as of October 6, 2000, relating to Central Utah Telephone, Inc. ("Central Utah Telephone") (the "Stock Purchase Agreement"); and

          (iii)each of the  certificates  and documents  contemplated by Section
               6.2.

     (b)  At the Closing, Purchaser shall deliver to each Seller the following:

          (i) the Purchase Price to be paid to the Members as set forth in Schedule A attached hereto and in the manner indicated in this
               Article I.

          (ii) each of the  certificates  and documents  contemplated by Section
               6.3.

     (c) At the Closing, the Company and Sellers shall enter into an Escrow Agreement in the form of Schedule 1.3(b).

     1.7 Liquidating Distribution The parties hereto agree that for tax purposes only, the purchase and sale which is the subject of this Agreement shall be deemed to be a liquidating distribution by Central Telcom to the Sellers under Sections 708(b)(1)(A) and 741 of the Internal Revenue Code. The Sellers agree to execute and file all documents, including making an election under Section 754 of the Internal Revenue Code, if necessary, required to effectuate such election.

    ARTICLE II--REPRESENTATIONS AND WARRANTIES OF CENTRAL TELCOM, AND SELLERS

     Except as set forth in the Disclosure Schedule delivered by Sellers and Central Telcom to the Purchaser prior to the execution of this Agreement (the "Sellers Disclosure Schedule"), which Sellers Disclosure Schedule shall reference disclosure items by section, each of the Sellers and Central Telcom, jointly and severally, represent and warrant to the Purchaser that:

     2.1 Organization and Qualification

     (a) Central Telcom is a limited liability company validly existing and in good standing under the laws of the State of Utah. Central Telcom has no subsidiaries. Central Telcom has the requisite corporate power and authority, and, except as otherwise provided herein, is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Central Telcom Approvals"), necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Central Telcom has received no notice of proceedings relating to the revocation or modification of any Central Telcom Approvals.

     (b)  Central  Telcom is duly  qualified  or licensed  as a foreign  limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where such failures to be so duly qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect with respect to Central Telcom.

     (c) There have been no meetings of the Members or the Managers of Central Telcom and no minutes or resolutions with respect to any actions taken by the Members or the Manager.


     2.2 Articles of Organization and Operating Agreement. Central Telcom has previously furnished to Purchaser a copy of the current Articles of Organization and Operating Agreement, as amended or restated, of Central Telcom ("Central Telcom Articles" or "Central Telcom Operating Agreement"). The Central Articles and Central Operating Agreement are in full force and effect. Central Telcom is not in violation of any of the provisions of its Articles or Operating Agreement.

     2.3 Capitalization.

     (a) The Membership Interest of Central Telcom are as set forth on Schedule A attached hereto. There are no options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued Membership Interests of Central Telcom or obligating Central Telcom to issue or sell any Membership Interests in Central Telcom. There are no obligations of Central Telcom to repurchase, redeem or otherwise acquire any Membership Interests.

     (b) Each Seller owns outright the Membership Interest set forth opposite such Seller's name on Schedule A hereto, free and clear of all encumbrances, security interests and charges of any kind. There are no options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements relating to any shares set forth on Schedule A hereto.

     (c) Any Membership Interests purchased or otherwise acquired by Central Telcom were purchased or acquired in accordance with all laws including fiduciary duties.

     2.4 Authority.

     (a) Each of the Sellers and Central Telcom has the requisite power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Sellers and Central Telcom and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings on the part of each of the Sellers and Central Telcom are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of each of the Sellers and Central Telcom and, assuming due authorization, execution and delivery by the Company and the Purchaser, is enforceable against each of the Sellers and Central Telcom and in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     2.5 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by each of the Sellers and Central Telcom does not, and the performance of this Agreement and the transactions contemplated hereby by each of the Sellers and Central Telcom shall not, (i) conflict with or violate Central Telcom Articles of Organization or Central Telcom Operating Agreement, (ii) conflict with or violate any federal or state law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to any Seller or Central Telcom or by which any Seller or Central Telcom or any of their respective properties is bound or affected, or (iii), except as set forth in Item 2.5(a) of the Seller Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, cancellation of, or result in rights of payment, compensation or other rights or the creation of a lien or encumbrance on any of the properties or assets of any Seller or Central Telcom pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Seller or Central Telcom is a party or by which any Seller or Central Telcom or any of their respective properties are bound or affected.

     (b) The execution and delivery of this Agreement by each of the Sellers and Central Telcom does not, and the performance of this Agreement by the Sellers and Central Telcom and shall not, require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority except (i) for applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (ii) the consents or approvals of the Federal Communications Commission ("FCC") listed on Sellers Disclosure Schedule.

     2.6 Compliance; Permits. To the best of Sellers' knowledge, Central Telcom is not in conflict with, or in default or violation of, (i) any Law applicable to Central Telcom or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Central Telcom is a party or by which Central Telcom or its properties is bound or affected.

     2.7 Reports; Financial Statements.

     (a) Central Telcom has filed all forms, reports and documents required to be filed with the FCC. Central Telcom is not required to file, and has not filed, any forms, reports and documents with the Public Service Commission of Utah ("PSCU").

     (b) Central Telcom has heretofore furnished Purchaser with the unaudited financial statements attached as Item 2.7 (b) of Sellers Disclosure Statement (the "Financial Statements"). The Financial Statements (and the financial statements ("Section 4.1(i) Financial Statements") to be furnished Purchaser pursuant to Section 4.1(i) hereof), including the footnotes thereto, and except as indicated therein, have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and fairly present in all material respects the financial condition and results of the operations of entities included therein and the changes in their financial position at such dates and for such periods; provided however, that the Section 4.1(i) Financial Statements shall be subject to normal year end adjustments. The term "Balance Sheet" shall mean, as the context requires, either or both of (i) the balance sheets of Central Telcom as of July 31, 2000, and (ii) the balance sheets of Central Telcom to be included in the Section 4.1(i) Financial Statements.

     (c) There are no material liabilities or obligations of any nature, whether absolute, accrued, fixed, contingent, matured or unmatured, against, relating to or affecting Central Telcom except (i) as and to the extent reflected or reserved against on the Balance Sheet of Central Telcom, and (ii) those incurred since the date of the latest Balance Sheet of Central Telcom in the ordinary course of business consistent with prior practice and consistent with Sections 4.1 and
          4.2 hereof and which individually or in the aggregate do not have and are not expected to have a Material Adverse Effect on Central Telcom.

     2.8 Absence of Certain Changes or Events. Except as set forth in Item 2.8 to Sellers' Disclosure Schedule, since December 31, 1999, to the date of this Agreement, Central Telcom has conducted its business only in the ordinary course and in a manner consistent with past practice and, since December 31, 1999, there has not been (i) any change in the financial condition, results of operations or business of Central Telcom having a Material Adverse Effect with respect to Central Telcom, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Central Telcom having a Material Adverse Effect with respect to Central Telcom, (iii) any declaration, setting aside or payment of any dividends or distributions in respect of the Membership Interests or any redemption, purchase or other acquisition of any of its Membership Interests, (iv) any strike, work stoppage, slow-down or other labor disturbance suffered by Central Telcom, (v) any collective bargaining agreement, contract or other agreement or understanding with a labor union or organization to which Central Telcom has been a party, (vi) any union organizing activities relating to employees of Central Telcom, (vii) any incurrence of debt for money borrowed or any lease of any property or assets, (viii) any action, which if taken subsequent to the execution of this Agreement and prior to the Closing Time, would constitute a breach of Central Telcom's covenants set forth in Article IV or (ix) any transaction not in the ordinary course of business consistent with past practice.

     2.9 Absence of Litigation.

     (a) Neither any Seller nor Central Telcom is a party to any, and there are no pending or, to the best of Sellers' and Central Telcom's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or relating in any way to Central Telcom, or challenging the validity or propriety of the transactions contemplated by this Agreement.

     (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon, or, to the best of Sellers' and Central Telcom's knowledge, threatened against any Seller or Central Telcom relating in any way to Central Telcom, or the assets of Central Telcom which has had or may have a Material Adverse Effect with respect to Central Telcom.

     2.10 Employee Benefit Plans. Central Telcom has no, and in the past has not had any, employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), nor any bonus, membership purchase option, restricted membership, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, nor any employment, termination, severance or other employment contracts or employment agreements, with respect to which Central Telcom has any obligation (collectively, the "Plans").

     (b)  Absence  of  Certain  Types of Plans.  No member of  Central  Telcom's
          "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the date of this Agreement has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA ("Title IV Plan"). No Title IV Plan of any member of Central Telcom's "controlled group" is a "multiemployer pension plan" as defined in Section (3)37 of ERISA. None of the Plans obligates Central Telcom to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in ownership or control," within the meaning of such term under regulations adopted pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

     2.11 Title to Property; Business Operations. Central Telcom neither owns nor leases any real or tangible personal property, except as set forth on
Item 2.11 of Sellers' Disclosure Statement and Item 2.18 of the Sellers' Disclosure Schedule. All other real and personal property utilized by Central Telcom in its business operations are provided by Central Utah Telephone pursuant to that certain Administrative Services and Facilities Agreement, dated as of May 1, 2000, a copy of which is attached to Item 2.11 of the Sellers' Disclosure Schedule. Central Telcom conducts the following businesses:

     (a) PCS/Wireless. On May 1, 2000, Central Telcom obtained from Central Utah Telephone by assignment thereof, the PCS License for the Logan BTA and Central Utah Telephone's interest in a joint venture with Manti Telephone Company, Inc., and Gunnison Telephone Company for the PCS Licenses in Millard, Sanpete, Sevier, and Juab counties and the Goshen and Spanish Fork Canyon exchanges in Utah county. To date, neither Central Telcom nor the joint venture have developed the PCS Licenses. Copies of the Spectrum Agreements and Assignments with respect to the above-described PCS Licenses are attached to Item 2.11(a) of the Sellers' Disclosure Schedule.

     (b) MMDS. On December 1, 1998, Central Telcom obtained from Central Utah Telephone the 15% membership interest held by Central Utah Telephone in Universal Rapid Access, L.C., a Utah limited liability company ("URA"). URA holds MMDS licenses utilized in connection with high-speed data services provided in Logan, Utah. To date, URA has developed the MMDS application for services in Logan, Utah on a limited commercial basis. Copies of the organizational documents of URA and those reflecting the transfer of the interest of Central Utah Telephone in URA to Central Telcom are attached to Item 2.11(b) of the Sellers' Disclosure Schedule.

     (c) Internet , Long Distance and Non-regulated Telephone Services. On April 1, 2000, Central Utah Communications, L.C. ("CUC"), transferred to the Ed and Lesa Cox Family Trust and the Branch and Dinah Cox Family Trust (collectively, the "Trusts") the internet , "in area"
          toll services and non-regulated telephone services such as inside wiring, telephone sales, phones jacks and other telephone-related equipment (the "Transferred Businesses") which CUC previously owned and operated. The "in area" toll services are those which are provided to customer residing in the Central Utah Telephone, Inc., Skyline Telecom and Bear Lake Communications, Inc. certificated service territories. On April 1, 2000, the Trusts transferred the Transferred Businesses to Central Telcom. Copies of the Membership Redemption
          Agreement pursuant to which the Transferred Businesses were transferred from CUC to the Trusts and the assignment of those interests by the Trusts to Central Telcom are attached to Item 2.11(c) of the Seller's Disclosure Schedule.

     (d)  No Encumbrances. Each of the businesses described in Sections 2.11(a),
          (b) and (c) was legally and validly transferred to Central Telcom and is the sole and exclusive property of Central Telcom free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except for such liens, charges and encumbrances (i) listed as Item 2.11(d) of the Sellers Disclosure Schedule, and, further, except for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use or marketability of the property affected thereby.

     (e)  No Other Business Operations. Except as described in Sections 2.11(a),
          (b) and (c) above, Central Telcom does not engage, and has not engaged, in any other business operations or activities.

     2.12 Environmental Matters. (a) (i) Each of Central Telcom and properties owned, leased or operated by Central Telcom, is in compliance with all applicable Environmental Laws (as to any non-compliance prior to the ownership of any property by Central Telcom, the representation and warranty in this clause (i) is made to the best of Sellers and Central Telcom's knowledge after due inquiry); (ii) except as described in the Environmental Reports provided under Section 6.2(g) hereof, and to the best of Sellers' and Central Telcom's knowledge after due inquiry, there is no asbestos or ureaformaldehyde materials in or on any property owned, leased or operated by Central Telcom and no electric transformers or capacitors, other than those owned by public utility companies, on any such properties which contain any PCBs; (iii) except as described in the Environmental Reports provided under Section 6.2(g) hereof, and to the best of Sellers' and Central Telcom's knowledge after due inquiry, there are no underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by Central Telcom or any of the Central Telcom Subsidiaries; (iv) Central Telcom has not received any notice, formal or informal from any governmental agency or third party notifying Central Telcom of any Environmental Claim (as defined herein); (v) Central Telcom has not been notified by any governmental agency or any third party that Central Telcom may be a potentially responsible party for environmental contamination or any Release (as defined below) of Hazardous Materials (as defined below); (vi) Central Telcom has obtained and holds all Environmental Permits, (as defined below) relating to the ownership or operations of Central Telcom; (vii) Central Telcom is in material compliance with all terms, conditions and provisions of all applicable Environmental Permits; (viii) no Releases of Hazardous Materials have occurred at, from, in, on, to or under any property owned, operated or leased by Central Telcom that violate any Environmental Law, and no Hazardous Materials are present in, on or about or migrating to or from any such property that would give rise to an Environmental Claim by a third party against Central Telcom (as to Releases prior to the ownership of the property by Central Telcom, the representation and warranty made in this clause (viii) is made to the best of Sellers and Central Telcom's knowledge after due inquiry); (ix) neither Central Telcom has, nor, to the best of Sellers and Central Telcom's knowledge after due inquiry, any predecessors thereof have, transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to any location which could result in an Environmental Claim against or liability to Central Telcom; and (x) except as set forth in Section 6.2(g), Central Telcom has no environmental report or statement prepared by or on its behalf or in its possession or control relating to any of its present or former properties.

     (b)  For purposes of this Section:

          "Environmental Claims: shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, notices, claims, liens, investigations, injunctions or similar proceedings that may result in Central Telcom being liable for: (i) a violation of any Environmental Law; (ii) the release and ordered remediation of any Hazardous Material, including without limitation, any investigation, monitoring abatements, removal, remedial, corrective or other response action in connection with the release of any Hazardous Material or order or notice of liability or violation of a governmental authority or Environmental Law; or (iii) any actual or alleged damage, injury, threat or harm to the environment.

          "Environmental Law: shall mean any and all federal, state and local civil and criminal laws, statutes, ordinances, orders, ----------------- permits, codes, rules or regulations of any governmental or regulatory authority relating to the protection of health, the environment, natural resources, worker health and safety and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, including but not limited to: the Clean Air Act, 42 U.S.C.ss.7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability -- --- Act of 1980, 42 U.S.C.ss.9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.ss.1251 et seq.; the Hazardous Material -- --- -- --- Transportation Act 49 U.S.C.ss.1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C.ss.136 et seq.; the -- --- -- --- Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C.ss.6901 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.2601 ---- -- --- et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C.ss.651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.ss.2701 et seq.; --- -- --- -- --- and the state analogies thereto, all as amended or superceded from time to time, on or before, but not after, the date of Closing.

          "Environmental Permits: shall mean any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license issued from any federal, state or local governmental body, agency or authority relating to the protection of health, the environment or natural resources.

          "Hazardous Materials" shall mean any and all chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum, asbestos, asbestos-containing materials, polychlorinated biphenyls or other regulated substances or materials which are hazardous, toxic or otherwise harmful to the environment.

          "Release:  shall  mean  any  spilling,   leaking,   pumping,  pouring,
          emitting,   emptying,   discharging,   injecting,   escaping,  -------
          leaching, dumping or disposing of a Hazardous Material into the environment.

     2.13 Absence of Agreements. Central Telcom is not a party to any agreement, order, directive, memorandum of understanding or similar arrangement with any governmental authority that restricts materially the conduct of its business (other than restrictions imposed by the PSCU or the FCC on telephone companies generally, which do not, individually or collectively, adversely affect the businesses of Central Telcom as currently conducted or proposed to be conducted), nor has Central Telcom been advised that any governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, order, directive, memorandum of understanding or similar arrangement.

     2.14 Taxes.

     (a) Central Telcom is a limited liability company and has timely filed all material Tax Returns (as defined below) as a partnership required to be filed by it or will duly and timely file (including any extension periods) such Tax Returns. Central Telcom has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of Central Telcom . Central Telcom has not received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect with respect to Central Telcom, after the Closing Time.

     (c) True and complete copies of any and all Tax Returns for the last five years and all tax audit reports, if any, with respect to Central Telcom have been furnished to the Purchaser. Any deficiencies proposed in tax audits have been duly and fully paid, settled, or reserved against in the Financial Statements. Tax Returns for Central Telcom have never been audited by either the state or federal taxing authorities.

     (d) Central Telcom has not been nor is it in violation (with or without notice or lapse of time or both) of any applicable law relating to the payment or withholding of Taxes. Central Telcom has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods due and payable under all applicable Laws.

     (e) No audit is pending or, to the knowledge of Central Telcom, threatened with respect to any Taxes due from, or Tax Return filed by or relating to, Central Telcom.

     (f) Central Telcom is not a party to any agreement, contract, or arrangement that would require Central Telcom to make any gross-up payments with respect to any Taxes or otherwise indemnify or hold harmless any employee with respect to Taxes.

     (g) Prior to the Closing Time, Central Telcom shall notify Purchaser in writing of any power of attorney granted by Central Telcom concerning any Tax matter that will be in force as of the Closing Time.

     2.15 Insurance. Item 2.15 of the Sellers Disclosure Schedule lists all material policies of insurance of Central Telcom currently in effect. Central Telcom has no liability for unpaid premiums or premium adjustments not properly reflected on Central Telcom's Financial Statements.

     2.16 Broker/Expenses. No broker, finder, consultant or investment banker is entitled to any brokerage, finder's, consultant's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or Central Telcom. Neither Central Telcom nor Central Utah Telephone have paid, or agreed to pay, in the aggregate in excess of $10,000 in connection with the possible sale of Central Telcom, Central Utah Telephone or the transactions contemplated herein or in the Stock Purchase Agreement since January 1, 1999.

     2.17 Material Adverse Effect. Since July 31, 2000, there has been no Material Adverse Effect with respect to Central Telcom.

     2.18 Material Contracts/Licenses.

     (a) Except as set forth in Item 2.18(a) of Sellers Disclosure Schedule, Central Telcom is not a party to or obligated under any material contract, agreement or other instrument or understanding that is not terminable by Central Telcom without additional payment or penalty within 90 days. Each contract disclosed on Sellers Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Central Telcom, and (to the knowledge of Sellers and Central Telcom) each other party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or in equity). Central Telcom is not in violation or breach of or default under any such contract (with or without notice or lapse of time or both). Since December 31, 1998, no such contract has been amended or supplemented in any material respect. For purposes of this Section 2.18, the term "material contract" shall include any agreement, contract, instrument or understanding involving the payment or receipt by Central Telcom of $10,000 ($25,000 in the case of billing and collecting agreements) or more per year or $25,000 ($100,000 in the case of billing and collecting agreements) or more in the aggregate through the life of the contract.

     (b) Material Licenses. Item 2.18(b) of the Sellers Disclosure Schedule contains a true and complete list and brief description of all franchises, permits, licenses, approvals, and other authorizations that are necessary for the business, operations, and affairs of Central Telcom as currently being or contemplated to be conducted. Central Telcom owns or validly holds each such franchise, permit, license, approval, and other authorization. Each such franchise, permit, license, approval, and other authorization is valid, in good standing, and in full force and effect. To the knowledge of Sellers and Central Telcom, no basis exists for the termination, suspension, restriction, or limitation of any such franchise, permit, license, approval, or other authorization.

     2.19 Intangible Property. Central Telcom owns no intangible personal property or other invention, process, design, formula, license, royalty arrangement, trade secret, know how and proprietary technique necessary for the conduct of its businesses.

     2.20 State Takeover Statutes; Absence of Supermajority Provision. No provision of the Utah Limited Liability Company Act or Central Telcom's Articles or Operating Agreement or the terms of any rights plan or other takeover defense mechanism of Central Telcom would, directly or indirectly, restrict or impair the ability of any Seller or Purchaser to consummate the transactions contemplated by this Agreement nor will any such provisions restrict or impair the ability of the Purchaser to exercise the same rights to vote or otherwise exercise the same rights as the other or former Membership Interest holders of Central Telcom in the event that Purchaser were to acquire the Membership Interests of Central Telcom.

     2.21 Easements Rights of Way. Central Telcom has no easements, rights of way, and leases with respect to real property.

     2.22 Transactions with Affiliates. Except as provided in Item 2.22 to the Sellers' Disclosure Schedule, Central Telcom has made since December 31, 1997, no payments or distributions to any present or former director, officer or person holding in excess of 1% of outstanding Membership Interests of Central Telcom, or any affiliate of any such person, other than normal directors fees, normal retirement benefits under the Plans, normal salary and other employee compensation, and normal dividends, and there have been and are no outstanding liabilities or contracts between or among Central Telcom and any such person or affiliate of such person.

     2.23 Year 2000 Representation. No technology owned, developed or licensed by Central Telcom or used in connection with their business (including, but not limited to, information systems and technology, commercial and noncommercial hardware and software, firmware, mechanical or electrical products, embedded systems, or any other electro-mechanical or processor-based system, whether as part of a desktop system, office system, building system or otherwise) (collectively, the "Technology") has experienced or will experience any malfunctions, premature cancellation or expiration of contractual rights or deletion of data, or any other problems in connection with (i) the year 2000 (and all subsequent years) as distinguished from 1900 years, (ii) the date February 29, 2000, and all subsequent leap years, or (iii) the date September 9, 1999. Insofar as this representation and warranty relates to services to be provided by a third party, it is based upon written assurances received by Central Telcom from such party.

                      ARTICLE IIASECURITIES REPRESENTATIONS

     Each Seller makes the following representations and warranties, severally and not jointly, to the Purchaser and to Lynch Interactive Corporation:

     2A.1 Investment Purpose. Each Seller is acquiring the Notes for his own account as principal for investment only and not with a present view towards the public sale or distribution thereof, except pursuant to sales exempted from registration under the Securities Act of 1933, as amended (the "1933 Act").

     2A.2 Sophisticated Investor Status. Such Seller has such business and financial experience as is required to give him the capacity to protect his own interests in connection with the decision to receive the Note.

     2A.3 Reliance on Exemptions. Such Seller understands that the Notes are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Purchaser and Lynch Interactive Corporation are relying upon the truth and accuracy of, and such Seller's compliance with, the representations, warranties, agreements, covenants, acknowledgments and understandings of such Seller set forth in Article IIA in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Notes.

     2A.4 Information. Such Seller has been furnished with all materials relating to the business, finances and operations of Purchaser and Lynch Interactive Corporation and materials relating to the Notes which have been requested by such Seller. Such Seller has been afforded the opportunity to ask questions of Purchaser and Lynch Interactive Corporation and has received what such Seller believes to be satisfactory answers to any such inquiries. Neither such inquiries nor any other due diligence investigation conducted by such Seller or any of its advisors or representatives shall modify, amend or affect such Seller's right to rely on Purchaser's representations and warranties contained in Article III below.

     2A.5 No Governmental Review. Such Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Notes.

     2A.6 Transfer or Resale. Such Seller understands that (i) no public market now exists for the Notes and it is very unlikely that a public market will ever exist for the Notes, (ii) the Notes have not been and are not being registered under the 1933 Act or any applicable state securities laws, and may not be transferred unless (a) subsequently included in an effective registration statement thereunder, or (b) such Seller shall have delivered to the Purchaser an opinion of counsel (which opinion shall be reasonably satisfactory to the Purchaser) to the effect that the Notes to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (iii) neither the Purchaser nor any other person is under any obligation to register such Notes under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

     2A.7 Legends. Such Seller understands that the Notes may bear a restrictive legend in substantially the form on Schedule 1.3(a) hereto (and a stop-transfer order may be placed against transfer of the Notes).

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PURCHASER

     Except as set forth in the Disclosure Schedule delivered by the Company to Seller prior to the execution of this Agreement (the "Purchaser Disclosure Schedule"), which Purchaser Disclosure Schedule shall reference disclosure items by section, the Purchaser, jointly and severally, represent and warrant to the Sellers and Central Telcom that:

     3.1 Organization and Qualification.

     (a) Each of the Company and the Purchaser is a corporation validly existing and in good standing under the laws of the states of Delaware.

     (b) Each of the Company and the Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

     3.2 Authority. The Company and the Purchaser have the requisite corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the Purchaser and the consummation by the Company and the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Purchaser and no other corporate proceedings on the part of the Company and the Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Purchaser and constitutes the valid and binding obligation of the Company and the Purchaser and assuming the authorization, execution and delivery by Purchaser, is enforceable against the Company and the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     3.3 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company and the Purchaser does not, and the performance of this Agreement by the Company and the Purchaser shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company or the Purchaser,
          (ii) conflict with or violate any Laws applicable to the Company or the Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or the Purchaser is a party or by which the Company or the Purchaser or its or any of their respective properties is bound or affected.

     (b) The execution and delivery of this Agreement by the Company and the Purchaser does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except the HSR Act and the consents or approvals of the PSCU or FCC listed on the Sellers Disclosure Schedule.

                     ARTICLE IIIASECURITIES REPRESENTATIONS

     Each of the Company and the Purchaser makes the following representations and warranties, jointly and severally, to the Sellers:

     3A.1 Investment Purpose. The Purchaser is acquiring the CU Common Membership for its own account as principal for investment only and not with a present view towards the public sale or distribution thereof, except pursuant to sales exempted from registration under the 1933 Act.

     3A.2 Accredited Investor Status. The Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D and has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the decision to receive the CU Common Membership.

     3A.3 Reliance on Exemptions. The Purchaser understands that the CU Common Membership is being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that theSellers are relying upon the truth and accuracy of, and the Purchaser's compliance with, the representations, warranties, agreements, covenants, acknowledgments and understandings of the Purchaser set forth in
Article IIIA in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the CU Common Membership.

     3A.4 Information. The Purchaser and the Company have been furnished with all materials relating to the business, finances and operations of the Central Telcom and materials relating to the CU Common Membership which have been requested by the Purchaser and the Company. The Purchaser and the Company have been afforded the opportunity to ask questions of the Sellers, Central Telcom and have received what the Purchaser and the Company believe to be satisfactory answers to any such inquiries. Neither such inquiries nor any other due diligence investigation conducted by the Purchaser or the Company or any of their advisors or representatives shall modify, amend or affect the Purchaser's or the Company's right to rely on Sellers', Central Telcom's representations and warranties contained in Article II below.

     3A.5 No Governmental Review. The Purchaser and the Company understand that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the CU Common Membership.

     3A.6 Transfer or Resale. The Purchaser and the Company understand that (i) no public market now exists for the CU Common Membership and it is very unlikely that a public market will ever exist for the CU Common Membership, (ii) the CU Common Membership has not been and is not being registered under the 1933 Act or any applicable state securities laws, and may not be transferred unless (a) subsequently included in an effective registration statement thereunder, or (b) the Purchaser or the Company shall have delivered to the Sellers an opinion of counsel (which opinion shall be reasonably satisfactory to the Sellers) to the effect that the CU Common Membership to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (iii) neither the Sellers, Central Telcom, nor any other person is under any obligation to register such Notes under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

     3A.7 Legends. The Purchaser and the Company understand that the CU Common Membership may bear a restrictive legend (and a stop-transfer order may be placed against transfer of the CU Common Membership).

            ARTICLE IV--COVENANTS OF THE SELLERS AND CENTRAL TELECOM

     4.1 Affirmative Covenants. Each of the Sellers and Central Telcom covenants and agrees with the Purchaser that from and after the date of this Agreement and prior to the Closing Time, unless the prior written consent of the Purchaser shall have been obtained and except as otherwise contemplated herein, each Seller and Central Telcom will cause Central Telcom to:

     (a) operate its business only in the ordinary course consistent with past practices or as described as Section 4.1(a) of Sellers Disclosure Schedule;

     (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with and the good will of regulators and customers;

     (c) maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

     (d) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

     (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

     (f) maintain in good standing all franchises, permits, licenses, approvals and other authorizations owned or held by Central Telcom;

     (g) comply in all material respects with all laws and regulations applicable to the business operations and affairs of Central Telcom;

     (h) take such reasonable actions as are requested by the Purchaser to satisfy the conditions to and complete the Sale; and

     (i) provide to Purchaser Central Telcom's monthly financial statements promptly upon their completion.

     4.2 Negative Covenants. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Closing Time, each of the Sellers and Central Telcom shall not permit Central Telcom to do, without the prior written consent of the Purchaser, any of the following:

     (a) except as required by applicable Laws or to maintain qualification pursuant to the Code or set forth as Section 4.2(a) on Sellers Disclosure Schedule, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Central Telcom and one or more of its current or former members, or employees, or except as required by applicable law, increase in any manner the base salary, bonus, incentive compensation or fringe benefits of any member or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof;

     (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding membership interests;

     (c)(i) redeem, purchase or otherwise acquire any shares of its membership interests or any securities or obligations convertible into or exchangeable for its membership interests, or any options, warrants, conversion or other rights to acquire any of its membership interests or any such securities or obligations; (ii) merge with or into any other business organization, permit any other business organization to merge into it or consolidate with any other business organization, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock of any corporation or other business other than in the ordinary course of business and consistent with past practice; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its membership interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its membership interest;

     (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of membership interest of Central Telcom (including shares held in treasury) or any rights, warrants or options to acquire, any such membership interests;

     (e) directly or indirectly through any director, officer, shareholder, employee, agent, adviser or otherwise, orally or in writing, initiate, solicit, encourage, respond to, discuss, negotiate or accept any inquiries, indications of interest, proposals or offers from, or make any inquiries, indications of interest, proposals, offers, counter proposals or counteroffers to, or furnish any information to, any other person with respect to (i) an acquisition of the membership interests of Central Telcom, (ii) additional equity or convertible debt financing for Central Telcom, (iii) an acquisition of all or part of the assets of Central Telcom, or (iv) a merger, consolidation or any other transaction which would result in a change in control in Central Telcom or a substantial change in the business of Central Telcom, or (v) provide third parties with any nonpublic information relating to any such inquiry or proposal;

     (f) propose or adopt any amendments to the Articles of Organization or Operating Agreement of Central Telcom in any way adverse to the Purchaser;

     (g) change any of its methods of accounting in effect at December 31, 1999, or change in any material respect its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ended December 31, 1999, except as may be required by Law or GAAP;

     (h) change in any material respect any material policies concerning the business or operations of Central Telcom (except as required by Law) including, without limitation taking any action to: (i) sell, assign, transfer, pledge, mortgage or otherwise encumber any of its assets, except for those sales, assignments and transfers (but excluding pledges, mortgages or encumbrances) incurred in individual amounts of less than $7,500 incurred in the ordinary course of business consistent with past practice subject to an aggregate maximum of $50,000; (ii) make any investment except in Permitted Investments with a maturity of six months or less; (iii) except with respect to those described on Section 4.2 (h) of the Sellers' Disclosure Schedules, enter into any agreement with respect to any acquisition of or acquire assets except in individual amounts of less than $7,500 incurred in the ordinary course of business consistent with past practice subject to an aggregate maximum of $50,000, or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, except in individual amounts of less than $500 in the ordinary course of business consistent with past practice subject to an aggregate maximum of $5,000; (iv) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $5,000, net of any insurance proceeds, or in any manner which would restrict the operations or business of Central Telcom; (v) except with respect to those described on Section 4.2 (h) of the Sellers' Disclosure Schedules, make any capital expenditure, except in individual amounts of less than $5,000 incurred in the ordinary course of business consistent with past practice subject to an aggregate maximum of $25,000; (vi) enter into any transaction with a present or former director, officer, employee or Member of Central Telcom or any affiliate of any such person; (vii) incur any indebtedness for money borrowed or lease any property or assets; (viii) lower any current prices or rates with respect to telephone or other services provided by Central Telcom except for changes in the ordinary course of business or as otherwise required by regulatory authorities; or (ix) take any action or fail to take any action which individually or in the aggregate is likely to have a Material Adverse Effect with respect to Central Telcom;

     (i)  agree in writing or otherwise to do any of the foregoing.

     4.3 Access and Information.

     (a) From the date of this Agreement until the Closing Time and upon reasonable notice, Sellers and Central Telcom shall afford to the Purchaser's officers, employees, accountants, legal counsel and other representatives of the Purchaser, access, during normal business hours, to all its properties, books, contracts, commitments and records, excluding any books, contracts, commitments and records related to the Membership Sales. From the date of this Agreement and until the Closing Time, Sellers and Central Telcom shall furnish promptly (as soon as available or received by Central Telcom) to the Purchaser (i) a copy of each Central Telcom Report filed by it or received by it after the date of this Agreement and prior to the Closing Time pursuant to the requirements of the HSR Act or any other applicable Laws promptly after such documents are available, (ii) a copy of any action, including all minutes, taken by the Members or Managers, or any committee thereof, and any documents or other materials of any kind provided to such Members or Managers or committees promptly after such action, minutes, materials or other documents become available without further request by the Purchaser,
          (iii) a copy of each Tax Return filed by Central Telcom for the three most recent years available, a copy of any correspondence received from the IRS or any other governmental entity or taxing authority or agency and any other correspondence relating to Taxes, and any other documents relating to Taxes as the Purchaser may reasonably request, and (iv) all other information concerning its business, properties and personnel as the Purchaser may reasonably request.

     (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents (including any resulting work product) and copies; provided that Purchaser's ultimate parent company, Lynch Interactive Corporation, may make such disclosure concerning the transactions contemplated herein as it deems necessary or appropriate because of its status as a public company.

     4.4 Update Disclosure; Breaches.

     (a) From and after the date of this Agreement until the Closing Time, Sellers and Central Telcom shall update the Purchaser on a regular basis by written notice to the Purchaser to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described on Sellers Disclosure Statement.

     (b) Sellers and Central Telcom shall, in the event any of them becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of their representations or agreements contained or referred to herein, give prompt written notice thereof to the Purchaser and use its best efforts to prevent or promptly remedy the same; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Purchaser. If, however, the Purchaser consummates the Membership Sales, it shall be deemed to have waived any breach of a representation, warranty or covenant which has been corrected by amendment by the information disclosed by Sellers or Central Telcom pursuant to this Section prior to the satisfaction of the conditions to the purchase set out in Article VI.

     4.5 Expenses. All Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of Membership holder approvals and all other matters related to the closing of the transactions contemplated hereby. Neither Central Telcom nor Central Utah Telephone or its subsidiaries shall pay or agree to pay in the aggregate in excess of $100,000 in connection with the consummation of the transactions contemplated in this Agreement and the Stock Purchase Agreement except with the prior written consent of the Purchaser excluding any Hart-Scott-Rodino filing fees.

     4.6 Delivery of Membership holder List. Sellers and Central Telcom shall deliver to the Purchaser or its designee, from time to time prior to the Closing Time, a true and complete list setting forth the names and addresses of Central Telcom's Membership holders, their holdings of Membership as of the latest practicable date, and such other Membership holder information as the Purchaser may reasonably request.

     4.7 Member Indebtedness. Each Seller agrees to pay or cause to be paid any and all advances and indebtedness (including interest thereon) owed by such Seller and any Affiliate of such Seller to Central Telcom or Central Utah Telephone or its subsidiaries on or prior to the Closing Time.


                        ARTICLE V--ADDITIONAL AGREEMENTS

     5.1 Appropriate Action; Consents; Filings. The Sellers, Central Telcom and the Purchaser shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated herein required under any applicable Law; provided that the Purchaser and Sellers and Central Telcom shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Sellers, Central Telcom and the Purchaser shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. In case at any time after the Closing Time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use all reasonable efforts to take all such necessary action.

     5.2 Notification of Certain Matters. The Sellers and Central Telcom shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Sellers and Central Telcom of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Sellers or Central Telcom or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If, however, the parties consummate the Membership Sales contemplated herein, they (including the shareholders of Central Telcom) shall be deemed to have waived any breach of a representation, warranty or covenant which has been corrected by amendment by the information disclosed pursuant to this Section prior to the satisfaction of the conditions of the purchase contemplated herein set out in Article VI.

     5.3 Escrow Agreement. At the Closing the Company and Sellers will execute and deliver an Escrow Agreement in the form of Schedule 1.3(b).

               ARTICLE VI--CONDITIONS OF PURCHASE AND SALE/CLOSING

     6.1 Conditions to Obligation of Each Party to Effect the Membership Sales. The respective obligations of each party to effect the Membership Sales shall be subject to the satisfaction at or prior to the Closing Time of the following conditions:

     (a) Governmental Approvals. The approvals of the PSCU and the FCC (collectively, "Governmental Approvals") shall have been obtained and shall be in full force and effect. The terms and conditions of the Governmental Approvals shall be acceptable in all material respects to Sellers and the Purchaser in the exercise of their reasonable discretion, including, but not limited to, regulatory treatment of any gain on sale which shall allow for all of the gain to be retained by Sellers and preclude the PSCU from including the gain, or any part of it, in any further regulatory proceeding for rate-making or any other purpose. If either party deems it advisable such approvals shall have become final and non-appealable.

     (b) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree,
          injunction  or  other  order   (whether   temporary,   preliminary  or
          permanent) which has the effect of restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement. (c) Hart-Scott-Rodino Act. If a filing under the HSR Act is required to be made prior to consummation of the purchase and sale, early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

     (d) Stock Purchase Agreement. The Stock Purchase Agreement shall have closed or shall close concurrently with the Closing of this Agreement in accordance with the terms and conditions thereof.

     6.2 Additional Conditions to Obligations of the Purchaser. Any certificates or opinions given pursuant to this Section 6.2 shall, at the Purchaser's request, be made to and given to any person providing financing to the Purchaser or Central Telcom. The obligations of the Purchaser to effect the purchase and sale are also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Sellers and Central Telcom contained in this Agreement, without giving effect to any update to Sellers Disclosure Schedule or notice to the Purchaser under Section 4.4, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Time as though made on and as of the Closing Time.

     (b) Agreements and Covenants. The Sellers and Central Telcom shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to Closing Time.

     (c) Consents Obtained. All Central Telcom Approvals (which shall be deemed to include the PSCU, if any, all items referred to in Section 2.5 or
          2.6 of this Agreement or which should have set forth in such Sections to Sellers Disclosure Statement) and all filings required to be made by Sellers and Central Telcom for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been made by Sellers and Central Telcom and obtained in form and substance satisfactory to the Purchaser in its sole discretion (including without limitation without any terms or conditions which the Purchaser deems adverse) and, if Purchaser deems it advisable, shall have become final and non-appealable.

     (d) No Challenge. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, the Membership Sales or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Purchaser of all or any portion of the business or assets of Central Telcom, which in either case is reasonably likely to have a Material Adverse Effect with respect to Central Telcom or the Purchaser.

     (e) No Material Adverse Changes. Since the date of the Agreement, there shall not have been any change in the financial condition, results of operations or business of Central Telcom, taken as a whole, or any of the matters referred to in Section 4.9 hereof, that either individually or in the aggregate would have a Material Adverse Effect with respect to Central Telcom.

     (f)  [Reserved.]

     (g)  Opinion of Counsel.

          (a) The Purchaser shall have received from Blackburn & Stoll, counsel to Sellers ("Sellers' Counsel") an opinion dated the Closing Time, in substantially the form attached hereto as Schedule 6.2(i)(a) and containing such additional opinions as the financial institution(s) lending funds for the acquisition by Purchaser of the Membership Interests shall request. Sellers' Counsel may rely as to FCC matters on an opinion of FCC counsel acceptable to Purchaser in form and substance reasonably satisfactory to the Purchaser.

          (b) The Purchaser shall have received from Utah counsel to the Purchaser ("Utah Counsel") an opinion dated the Closing Time in substantially the form attached hereto as Schedule 6.2(i)(b) and containing such additional opinions as the financial institution(s) lending funds for the acquisition by Purchaser of the Membership Interests shall request.

     (h) Managers Certificate. The Purchaser shall have received a certificate of I. Branch Cox and Eddie L. Cox as Managers of Central Telcom with respect to the conditions set forth in Sections 6.2(a), (b), (e) and
          (f).

     (i) All Sellers. Each Seller shall have complied with all of such Seller's representations, warranties, agreements and obligations herein and shall have tendered such Seller's Membership Interests to Purchaser for purchase as contemplated herein.

     (j) Payment of Indebtedness. All receivables and other indebtedness (including all interest thereon) owed by all of the Sellers of Central Telcom and their respective Affiliates to Central Telcom or Central Utah Telephone or its subsidiaries shall have been paid off in full on or prior to the Closing Time.

     (k) Term of Notes. If any financial institution(s) proposing to lend funds for the acquisition by Purchaser of the Membership Interests of Central Telcom shall require that the Notes have a maturity date later than the maturity date contemplated in Schedule 1.3(a) hereto, the Sellers shall have the option, in their sole discretion, to either (i) agree to accept Notes with such later maturity date instead of the maturity date contemplated in Schedule 1.3(a) or (ii) terminate this Agreement without liability to Purchaser.

     6.3 Additional Conditions to Obligations of Sellers. The obligation of Sellers to effect the Membership Sales is also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Purchaser set forth in this Agreement, without giving effect to any notice to Central Telcom under Section 5.2, shall be true and correct as of the date of this Agreement and (except to the extent such representation and warranties speak as of an earlier date) as of the Closing Time, as though made on and as of the Closing Time. Central Telcom shall have received a certificate signed on behalf of the Purchaser and the Company by the Chief Executive Officer or President and the Chief Financial Officer of the Purchaser to the foregoing effect and to the effect set forth in 6.3(b).

     (b) Agreements and Covenants. The Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Time.

     (c) Consents Under Agreements. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Purchaser for the authorizations, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Purchaser.

     (d) Opinion of Counsel. Central Telcom shall have received from Robert A. Hurwich, counsel to the Purchaser ("Purchaser Counsel") an opinion dated the Closing Time, in substantially the form set forth in
          Schedule 6.3(b) to this Agreement. Purchaser Counsel may rely as to certain matters of Utah law on the opinion of Utah Counsel referred to in Section 6.2(i)(b).

                 ARTICLE VII--TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Closing Time:

     (a)  by mutual written consent of the Purchaser and the Sellers;

     (b) by Sellers or the Purchaser (i) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of the Purchaser, on the one hand, or the Sellers, Central Telcom, on the other hand, set forth in this Agreement, or (ii) if any representation or warranty of Sellers and Central Telcom, on the one hand, or the Purchaser, on the other hand, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case (i) or (ii) which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach or other condition by its nature, cannot be cured prior to the Closing Time; provided, however, that this Agreement may not be terminated pursuant to this clause (c) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

     (c) by either the Purchaser or Sellers if any permanent injunction preventing the consummation of the purchase and sale shall have become final and nonappealable;

     (d) by the Purchaser at any time prior to the Closing if additional due diligence by the Purchaser reveals information relating to or affecting Central Telcom which in the opinion of the Purchaser has a Material Adverse Effect with respect to Central Telcom.

     (e) by either the Purchaser or the Sellers if the Membership Sales shall not have been consummated by March 31, 2001, for a reason other than the failure of the party seeking termination to comply with its obligations under this Agreement; or

     (g) by either the Purchaser or Sellers if any regulatory authority has denied approval of the transactions contemplated herein, and neither the Purchaser nor Central Telcom has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law.

     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and all rights and obligations of any party shall cease except that nothing herein shall relieve any party from liability for any breach of this Agreement or any representation, warranty, covenant or agreement contained in this Agreement or shall restrict either party's rights in the case thereof.

     7.3 Waiver. At any time prior to the Closing Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1 Indemnification by Sellers. Subject to the provisions of this Article VIII and of Article IX hereof, Sellers, jointly and severally, shall indemnify the Company, Purchaser, Central Telcom, and any Affiliate of the Company, Purchaser, Central Telcom, and any officer, director, or employee of the Company, Purchaser, Central Telcom, or any Affiliate of the Company, Purchaser, Central Telcom ("Purchaser Party") in respect of, and hold each Purchaser Party harmless against, any and all damages, obligations, losses, lost profits, expenses (including reasonable attorneys' fees), liabilities, costs (including environmental response, remediation, and cleanup costs resulting from a material breach of Sellers' or Central Telcom's representations, warranties, covenants and agreements), fines, and fees ("Damages") resulting from or relating to any one or more of the following:

     (a) any misrepresentation, breach of warranty, or nonfulfillment of or failure to perform any material covenant or agreement made by any Sellers or Central Telcom included in the Agreement or the certificates delivered by Sellers or Central Telcom pursuant to
          Article VI hereof; and

     (b) any action, suit, investigation, arbitration, or proceeding against any Purchaser Party (whether as a defendant, counterclaim or third party defendant, intervenor, or otherwise) resulting from or relating to any act or failure to act before the Closing Time by any Sellers or Central Telcom, which if determined adversely to any Purchaser Party would entitle the Purchaser Party to indemnification pursuant to this Agreement.

     8.2 Indemnification by Purchaser. Subject to the provisions of this Article VIII and of Article IX hereof, the Company and Purchaser, will, jointly and severally, indemnify each Seller and any Affiliate of each Seller ("Seller Party") in respect of, and hold each Sellers Party harmless against, any and all Damages (as defined in Section 8.1 hereof) resulting from or relating to any misrepresentation, breach of warranty, or nonfulfillment of or failure to perform any covenant or agreement made by Purchaser included in this Agreement or the certificates delivered by Purchaser pursuant to Article VI hereof.

     8.3  Representations  and  Warranties.  All  representations,   warranties,
covenants, and agreements made herein or pursuant hereto will be deemed to be material and to have been relied upon by the parties hereto.

     8.4 Indemnification Procedure. Any person or entity entitled to indemnification under Section 8.1 or 8.2 hereof that asserts a claim under Sections 8.1 or 8.2 hereof is hereinafter referred to as the "Indemnitee," and the party against whom such claim is asserted under Section 8.1 or 8.2 hereof is hereinafter referred to as the "Indemnifying Party."

     (a) If an Indemnitee becomes aware of any matter that it believes is indemnificable pursuant to this Article VIII and such matter involves
          (i) any claim made against the Indemnitee by any person or entity other than a Purchaser Party or a Sellers Party or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against Indemnitee by any person or entity other than a Purchaser Party or a Sellers Party, Indemnitee will give the Indemnifying Party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding. Such notice will (A) provide (with reasonable specificity) the bases on which indemnification is being asserted, (B) set forth the actual or estimated amount of Damages for which indemnification is being asserted, and (C) be accompanied by copies of all relevant pleadings, demands, and other papers served on Indemnitee. If Indemnifying Party's ability to defend against any such claim, action, suit, investigation, arbitration, or similar proceeding is irrevocably prejudiced by the failure of Indemnitee to provide prompt written notice, as provided above, then Indemnifying Party will not be obligated to indemnify Indemnitee with respect to such prejudiced claim, action, suit, investigation, arbitration, or similar proceeding.

     (b) Indemnifying Party will have a period of the earlier of (i) thirty calendar days or (ii) three days prior to the date of the earliest statutory response (after the delivery of each notice required by Section 8.4(a) hereof) within which to respond to such notice. If Indemnifying Party accepts full responsibility for the claim described in such notice or does not respond within such response period, Indemnifying Party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by counsel chosen by Indemnitee and reasonably satisfactory to Indemnifying Party, and Indemnifying Party will provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that Indemnifying Party will assume, and be responsible for, the entire liability for such claim, subject to the limitations set forth in this Article VIII. Indemnitee will cooperate reasonably with Indemnifying Party and counsel for Indemnifying Party in the defense against any such claim, and the Indemnitee will have the right to participate at its own expense in the defense of any such claim. If Indemnifying Party responds within such response period denying or rejecting responsibility for such claim in whole or in part or fails to promptly provide Indemnitee with such assurances as may be reasonably required by Indemnitee as provided above, Indemnitee will be free, without prejudice to any of Indemnitee's rights hereunder, to compromise or settle or defend (and control the defense of) such claim and to pursue such remedies as may be available to Indemnitee under applicable Law.

     (c) Any compromise or settlement of any claim (whether defended by Indemnitee or by the Indemnifying Party) will require the prior written consent of Indemnitee and, except as provided in the last sentence of Section 8.4(b), Indemnifying Party. If, however, Indemnitee refuses to consent to a bona fide offer of compromise or settlement that (i) Indemnifying Party desires to accept and (ii) imposes no obligation or liability on Indemnitee and does not adversely restrict Indemnitee in its business or condition, Indemnitee may continue to pursue such claim, free of any participation by Indemnifying Party, at the sole expense of Indemnitee. In such event, the obligation of Indemnifying Party to Indemnitee will equal the lesser of (i) the amount of the offer of compromise or settlement that Indemnifying Party desired to accept, plus the reasonable out-of-pocket expenses (except for expenses resulting from Indemnitee's participation in any defense controlled by Indemnifying Party) incurred by Indemnitee before the date the Indemnifying Party notified Indemnitee of the offer of compromise or settlement, or (ii) the actual out-of-pocket amount that Indemnitee is obligated to pay as a result of Indemnitee's continuing to pursue such claim, plus the reasonable out-of-pocket expenses (except for expenses resulting from Indemnitee's participation in any defense controlled by Indemnifying Party) incurred by Indemnitee before the date Indemnifying Party notified Indemnitee of the offer of compromise or settlement, minus the reasonable out-of-pocket expenses incurred by Indemnifying Party after such notice date.

     (d) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to VIII hereof and such matter involves a claim made by any Purchaser Party or Seller Party, Indemnitee will give Indemnifying Party prompt written notice of such claim. Such notice will (i) provide (with reasonable specificity) the bases for which indemnification is being asserted and (ii) set forth the actual or estimated  amount  of  Damages  for  which  indemnification  is  being asserted. Indemnifying Party will have a period of thirty calendar days (after the delivery of each notice required by this Section 8.4(d)) within which to respond to such notice. If Indemnifying Party accepts full responsibility for the claim described in such notice or does not respond within such thirty-day period, the actual or estimated amount of Damages reflected in such notice will be conclusively deemed a liability that Indemnifying Party owes, and will pay (in cash) upon demand, to Indemnitee. If Indemnifying Party has timely disputed such claim, as provided above, Indemnifying Party and Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations, either Indemnifying Party or Indemnitee may initiate litigation to resolve such disputes.

     8.5 Limitations on Sellers' Indemnification Obligations.

     (a) Threshold/Maximum Amount. Sellers shall not be liable for, or otherwise be required to indemnify against, any Damages sustained, suffered or incurred by any Purchaser Party unless Damages in the aggregate for all Purchaser Parties (as defined in this Agreement and in the Stock Purchase Agreement") relating to this Agreement and the Stock Purchase Agreement equal or exceed $100,000, in which event, any and all Purchaser Parties who sustained, suffered or incurred the Damages shall be entitled to be indemnified with respect to the full amount of its Damages, up to a maximum of $7.5 million dollars in the aggregate relating to this Agreement and the Stock Purchase Agreement.

     (b) Reduction of Damages. In computing the amount of Damages which are sustained, suffered or incurred by an Indemnitee, the Indemnifying Party or Parties are to be given the benefit of (i) insurance proceeds, if any (up to the maximum amount of Damages), that the Indemnitee shall have the right to receive.

     (c) Limitation on Recovery From Each Seller. No Seller shall be required to pay Damages in excess of the purchase price (both cash and Notes) for his, her or its shares of Central Telcom as set forth on Schedule
          A. In addition, any Seller receiving Promissory Notes may pay for his, hers or its indemnification obligation by surrendering Promissory Notes issued to him, her or it, which will be valued for payment purposes at the principal amount thereof, plus accrued but unpaid interest. If the Damages are less than the Promissory Note, the outstanding principal balance of Promissory Note shall remain outstanding as to that portion thereof exceeding the Damages. Purchaser will give such Seller notice of the adjusted outstanding principal amount of such Promissory Note.

     (d)  Exceptions.  The threshold and maximum amounts in subparagraph (a) and
          (c) hereof shall not apply to any misrepresentation, breach of warranty, or nonfulfillment of or failure to perform any covenant or agreement made by any Seller included in this Agreement or the certificates delivered by Sellers pursuant to Article VI hereof that relates to the capitalization of Central Telcom (Section 2.3) (Section 2.1(c)), the ownership of Central Telcom's Membership Interests by Sellers (Section 2.3) or transactions (or omissions or failures to act) between or among Central Telcom and any Seller. Notwithstanding anything to the contrary in this Agreement, if the Closing occurs, no claim for indemnification may be asserted by any Purchaser Party with respect to any matter discovered by or known to Purchaser Party on or before the Closing Time.

     (e) Security for Indemnification. $1.8 million principal amount of Notes and the Notes issued pursuant to the Stock Purchase Agreement shall be held by Purchaser as security for Sellers' Parties (as defined herein and in the Stock Purchase Agreement) indemnification obligations relating to this Agreement and the Stock Purchase Agreement, but the holders of such Notes shall be entitled to receive all interest on such Notes so long as such holder of the Notes shall not be in default of his or her indemnification obligations. Such Notes (or the excess over claimed indemnification) shall be delivered to the holders of such Notes if no claim for indemnification has been made (or if made has been resolved) on the eighteen month anniversary of the Closing Time.

     8.6 Limitations on Purchaser's Indemnification Obligations.

     Purchaser shall not be liable for, or otherwise be required to indemnify against, any Damages sustained, suffered or incurred by any Sellers Party unless damages in the aggregate for all Sellers Parties (as defined in this Agreement and the Stock Purchase Agreement) relating to this Agreement and the Stock Purchase Agreement, equal or exceed $100,000, in which event, the Sellers Party who sustained, suffered or incurred the Damages shall be entitled to be indemnified with respect to the full amount of its Damages up to a maximum of $7.5 million in the aggregate relating to this Agreement and the Stock Purchase Agreement.


                                   ARTICLE IX

                           SURVIVAL OF REPRESENTATION

     9.1 Survival of Representations. All representations and warranties of Sellers, Central Telcom, and Purchaser contained in this Agreement shall survive the Closing Time and shall continue for a period of two years after the Closing Time, at which time such representations and warranties (except for Sections 2.3, 2.4, 2.6, 2.14, and 2.22) shall expire and become null and void, unless prior to the expiration of the two-year period beginning at the Closing Time, written notice of a claim for the inaccuracy or breach of such representations and warranties shall be made to Sellers or Purchaser, as the case may be. Sections 2.3, 2.4, 2.6, 2.14, and 2.22 shall survive until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive), at which time they shall expire and become null and void, unless prior to the expiration thereof, written notice of a claim for the inaccuracy or breach of Sections 2.3, 2.4, 2.6, 2.14, and 2.22 shall be made to Sellers.

                           ARTICLE XGENERAL PROVISIONS

     10.1 Notices. All Notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by register or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective upon receipt:

         (a)      If to the Company or Purchaser:

                     Brighton Communications Corporation
                       or Lynch Telephone Corporation X
                     401 Theodore Fremd Avenue
                     Rye, New York 10580
                     Telecopier: (914) 921-6410

         (b)               If to Sellers:

                           I. Branch Cox
                           Eddie Cox
                           45 West Center
                           Fairview, Utah  84629
                           Telecopier: (435) 427-3200

         Copy to:

                           Stanley K. Stoll, Esq.
                           Blackburn & Stoll, LC
                           77 West 200 South, Suite 400
                           Salt Lake City, Utah 84101
                           Telecopier: (801) 521-7965


         (c)      If to Central Telcom

                           Central Telcom Services, L.L.C.
                           45 West Center
                           Fairview, Utah  84629
                           Telecopier: (435) 427-3200

     10.2 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or though or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

     (b)  "business   day"   means   any  day   other   than  a  day  on   which
          federally-chartered banks are required or authorized to be closed;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Membership or as trustee or executor, by contract or credit arrangement or otherwise;


     (d) "Material Adverse Effect" means, with respect to Central Telcom, as the case may be, (i) any adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of, and which is material with respect to, Central Telcom, or (ii) any effect that materially impairs the ability of the Purchaser to consummate the transactions contemplated hereby.

     (e) "Permitted Investment" means investments issued or fully guaranteed as to principal and interest by the United States (or any money market mutual fund which invests solely in such investments) or certificates of deposits or accounts fully insured by the Federal Deposit Insurance Corporation; and

     (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

     10.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     10.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

     10.6 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder. In addition, the Company may insert one or more additional subsidiaries between the Company and the Purchaser.

     10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     10.8 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Any action relating to this Agreement brought by Sellers, or prior to Closing, by Central Telcom in the State of Utah shall be brought in the Federal District Court in Salt Lake City, Utah, if there is jurisdiction in such court or, if there is not jurisdiction in such Federal Court, in Utah state courts in Salt Lake City, Salt Lake County, State of Utah.

     10.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     10.10 Amendment/Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. No provision or obligation in this Agreement may be waived except by an instrument in writing signed by the waiving party(s). Any instrument amending this Agreement or waiving any provision or obligation herein shall be deemed to have been taken on behalf of and signed by all Sellers if the instrument in writing is signed by Sellers.

         IN WITNESS WHEREOF, Central Telcom, the Sellers, the Company and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                           CENTRAL TELCOM SERVICES, LC ("Central Utah")


                           By:
                               --------------------------------
                           Name:
                           Title:   Manager

                           LYNCH TELEPHONE CORPORATION X
                           ("Purchaser")


                           By:
                               ----------------------------------
                           Name: Robert E. Dolan
                           Title: President

                           BRIGHTON COMMUNICATIONS CORPORATION
                           ("Company")

                           By:
                               -----------------------------------
                           Name: Robert E. Dolan
                           Title: President

                           SELLERS
                           ----------------------------------------
                           I. Branch Cox

                           ----------------------------------------
                           Eddie L. Cox

                           ----------------------------------------
                           Dinah Cox

                           ----------------------------------------
                           Lesa Cox

- PAGE  -...()()()..                                          SCHEDULE  1.3(a)

          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE ACT. THIS NOTE MUST BE HELD INDEFINITELY AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS MAKER RECEIVES AN OPINION OF COUNSEL, OR OTHER EVIDENCE, REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACTS.

                          SUBORDINATED PROMISSORY NOTE

$_______________                            Rye, NY, _____________, 2000*


     1. Obligation. For value received, the undersigned, Lynch Telephone Corporation X, a Delaware corporation ("Maker"), hereby promises to pay to the order of __________, an individual ("Payee") at the address set forth below for notices to Payee, or at such other place as Payee may from time to time designate, the principal sum of $_________ together with interest (calculated on a 365-day year) on the unpaid principal of this Note, computed from the date hereof until the stated maturity hereof at the rate per annum set forth herein.

     2. Interest. The unpaid principal balance of this Note shall bear interest prior to maturity at the rate of ten -------- percent (10%), payable quarterly in arrears without notice or demand by Payee.

     3. Payment. The principal amount of and all accrued and unpaid interest on this Note shall be due and payable without ------- notice or demand by Payee on ___________, 2005**.

-[PG NUMBER]-

     4. Usury. Any provision in this Note or in any other document executed in connection herewith, or in any other agreement or commitment, whether written or oral, express or implied, to the contrary notwithstanding, Payee shall not in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Payee shall be paid, as interest, a sum greater than the highest rate of interest permitted under applicable law. If any construction of this Note, or of any and/or all other papers, agreements or commitments, indicates a different right given to Payee or ask for, demand or receive any larger sum as interest, such as a mistake in calculation or wording, which this clause shall override and control, it being the intention of the parties that this Note and all other instruments relating to this Note shall in all things comply with applicable law, and proper adjustment shall automatically be made accordingly. In the event Payee ever receives, collects or applies as interest, any sum in excess of the highest rate of interest permitted under applicable law, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, and, if this Note is paid in full, any remaining excess shall be paid to Maker. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest rate of interest permitted under applicable law, Payee and Maker shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) allocate and "spread" the total amount of interest throughout the entire term of this Note so that the interest rate is uniform throughout the entire term hereof.

     5.   Subordination.   [Language   acceptable  to   acquisition   financing]
          --------------

     6. Prepayment. This Note may be prepaid at any time upon ten business days notice to Payee. ----------

     7. Event of Default. If Maker fails to pay any principal or interest on this Note or any principal or interest on the Note executed by the Maker in favor of Payee in connection with the acquisition by it of the shares of common stock of Central Utah Telephone, Inc., under that certain Stock Purchase Agreement, dated October 6, 2000, when due and payable or declared due and payable and such default continues for thirty (30) days, then such event shall constitute an "Event of Default."

     8. Remedy. Upon the occurrence and during the continuance of an Event of Default, Payee shall have all of the rights and remedies provided in this Note, as well as those rights and remedies provided by applicable law, rule or regulation. In conjunction with and in addition to the foregoing rights and remedies of Payee, Payee may, if the Event of Default continues for more than one hundred and twenty (120) days, declare all indebtedness due under this Note, although otherwise unmatured, to be due and payable immediately without notice or demand whatsoever. All rights and remedies of Payee hereunder are cumulative and may be exercised singly or concurrently. The exercise of any right or remedy will not be a waiver of any other.

     9. Waiver. Maker hereby waives demand, presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collecting or bringing suit against any party liable hereon, and further agrees to any and all extensions, renewals, modifications, partial payments, and substitutions of evidence of indebtedness before or after maturity.

     10. Costs and Attorneys' Fees.In the event that Payee successfully brings legal action for the payment of any amounts owed hereunder, Maker hereby agrees to pay to Payee all reasonable expenses and costs of such legal action, including, but not limited to, reasonable attorneys' fees incurred in connection with any such legal action, in addition to the principal and interest then due.

     11. New York Law to Apply. This note shall be governed by and construed in accordance with the internal laws of the
                  ---------------------
State of New York.

-[PG NUMBER]-

         12. Notice. Any notice or demand or payment required to be given hereunder shall be in writing and shall be deemed to have been duly given and received, if given by hand, when a writing containing such notice is received by the person to whom addressed or, if given by mail, seventy-two (72) hours after a certified or registered letter containing such notice or payment, with postage prepaid, is deposited in the United States mails, addressed to:

         Maker    :                 Lynch Telephone Corporation X
                                    401 Theodore Fremd Avenue
                                    Rye, NY 10580
                                    Attn: Robert E. Dolan

         Payee:



     13. Terms. For purposes of this Note, the term "Payee" shall include any subsequent permitted holder or assigns of ----- this Note.

     14. Successors and Assigns. All of the covenants, obligations, promises and agreements contained in this Note made by Maker shall be binding upon its successors and assigns; notwithstanding, however, that Maker shall not assign this Note or its performance hereunder without the prior written consent of Payee, which shall not be unreasonably withheld.

         IN WITNESS WHEREOF, the Maker has executed this Note to be effective as of he day and year first above written.

                                            MAKER:

                                            LYNCH TELEPHONE CORPORATION X



                                            By: _________________________
                                            Title: President
                                            Print Name: Robert E. Dolan

*  Closing Date
** Fifth Anniversary of Closing Date